Exhibit 99.2

CEO 3Q23 Newsletter: Commercial Achievements and Business Momentum is Anticipated to Continue Through Year-End

The recent months have been marked by:

●	Sales Acceleration. More customer opportunities were added to the sales pipeline in October than in all of the third quarter.

●	Validation from Large Organizations. Cyngn has signed revenue-generating contracts with companies in the Fortune Global 500 and the Fortune 100.

●	Expansion to New Vehicle Types. Cyngn plans to release its first DriveMod Tugger in 4Q 2023, DriveMod Forklift in 2024.

MENLO PARK, Calif., November 8, 2023. – Cyngn Inc. (the “Company” or “Cyngn”) (Nasdaq: CYN), a developer of AI-powered autonomous driving software solutions for industrial applications, today highlights several company achievements.

“I’m thrilled with the continuous flow of milestones achieved by our exceptional Cyngn team. The collaborative spirit that has driven our partnerships with customers, OEMs, and suppliers is the driving force behind the exciting commercial launch of our DriveMod Stockchaser this year, setting the stage for the eagerly anticipated launch of the DriveMod Forklift next year,” said Lior Tal, the Chairman and Chief Executive Officer of Cyngn. “Our third quarter was especially significant as we recorded EAS software subscription revenue for the first time. As we approach the year’s end in 2023, we’re poised for a remarkable commercial finish, filled with promise and success.”

Anchor Partner-Customer Arauco

Arauco, a global wood supplier company, has been an instrumental Cyngn partner-customer and industry innovator leading the way to adopting advanced technology solutions in improving warehouse supply logistics safety and efficiency. Arauco’s recent initial paid preorder placement for 100 autonomous electric DriveMod Forklifts provides Cyngn the potential of up to $5 million per year in recurring subscription revenue. Deployment is expected to begin in mid-2024 at Arauco’s facility in Bennettsville, South Carolina with expectations to scale to additional Arauco sites, which includes more than 40 global locations. The DriveMod Forklift meets Arauco’s challenges that we believe are underserved by the solutions available today, automating the handling of heavy loads while using non-standard pallet pockets.

Electric Vehicle Manufacturer and End-Customer Deployment Expansion

In early Q3, Cyngn announced a partnership with Motrec International, a globally recognized industrial electric vehicle manufacturer that will integrate Cyngn’s DriveMod into their electric tuggers. Motrec’s MT-160 tow tractor has a towing capacity of 6,000 pounds and expects to make its debut in Q4 with further expansion to a broader customer base in 2024.

We also announced a deployment at the facility of a Fortune 100 heavy equipment manufacturer. With more than 50 sites requiring similar towing applications needs, including electric forklifts, this represents the beginning of a significant opportunity for Cyngn to expand our technology to dozens of facilities.

As Cyngn continues to expand its partnership to a broader scope of industrial customers and OEMs in the supply chain network, our recently announced Autonomous Vehicle (AV) Consultancy Services provide an onboarding solution to new customers for planning AV solutions to yield more successful AV deployment and development projects. To date, several companies including Arauco, a global OEM in the mining industry, a multinational organization in the defense and aerospace sector, and others have benefitted from this capability to streamline their operations and increase workforce productivity.

OEM partnerships are among the most pivotal in enabling the adoption of our self-driving solutions, and our key partnerships include DriveMod Stockchasers with Columbia Vehicle Group, DriveMod Tuggers with Motrec, and the highly anticipated DriveMod Forklifts with BYD.

Technology Achievements

Cyngn has been granted 16 U.S. patents, reflecting its technology leadership in autonomous driving systems technology. These patents are a result of our proprietary advances in vehicle sensor systems, multi-channel sensing and obstacle detection, computation acceleration, and adaptive systems to meet the challenges of a multitude of different vehicle configurations and applications. Further, we have submitted an additional 9 U.S. patents and 20 international patents that are expected to be granted in the coming months and years.

Financial

Cyngn recently raised $1.5 million from sales of common stock through an at-the-market (ATM) sales agreement as of October 31st. The raised capital was achieved in a cost-effective manner to support our growth and strategic hiring, primarily for our teams that are crucial to revenue generation. As a result, more customer opportunities were added to our pipeline in the month of October than in all of the third quarter of 2023.

Cyngn recently distributed a pro rata 10% common stock dividend as a way of rewarding and thanking our shareholders for their continued support. On October 30th, all holders of record on October 23rd received one share of Cyngn common stock for every ten shares of Cyngn common stock.

About Cyngn

Cyngn develops and deploys scalable, differentiated autonomous vehicle technology for industrial organizations. Cyngn’s self-driving solutions allow existing workforces to increase productivity and efficiency. The Company addresses significant challenges facing industrial organizations today, such as labor shortages, costly safety incidents, and increased consumer demand for eCommerce.

Cyngn’s DriveMod Kit can be installed on new industrial vehicles at end of line or via retrofit, empowering customers to seamlessly adopt self-driving technology into their operations without high upfront costs or the need to completely replace existing vehicle investments.

Cyngn’s flagship product, its Enterprise Autonomy Suite, includes DriveMod (autonomous vehicle system), Cyngn Insight (customer-facing suite of AV fleet management, teleoperation, and analytics tools), and Cyngn Evolve (internal toolkit that enables Cyngn to leverage data from the field for artificial intelligence, simulation, and modeling).

Find Cyngn on:

Website: https://cyngn.com

Twitter: http://twitter.com/cyngn

LinkedIn: https://www.linkedin.com/company/cyngn

YouTube: https://www.youtube.com/@cyngnhq

Investor/Media Contact: Bill Ong, bill@cyngn.com; 650-204-1551

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement that is not historical in nature is a forward-looking statement and may be identified by the use of words and phrases such as “expects,” “anticipates,” “believes,” “will,” “will likely result,” “will continue,” “plans to,” “potential,” “promising,” and similar expressions. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including the risk factors described from time to time in the Company’s reports to the SEC, including, without limitation the risk factors discussed in the Company’s annual report on Form 10-K filed with the SEC on March 17, 2023. Readers are cautioned that it is not possible to predict or identify all the risks, uncertainties and other factors that may affect future results No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Cyngn undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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